Exhibit 10.1

OPERATING AGREEMENT OF

WO GRAND HOTEL, LLC
(A New Jersey Limited Liability Company)

Dated as of June 2, 2005

Article I		PURPOSES, POWERS AND FORMATION OF THE COMPANY	6
	Section 1.01	Formation	6
	Section 1.02	Purposes and Powers	6
	Section 1.03	Designation of Authorized Persons	6
	Section 1.04	Principal Place of Business	6
	Section 1.05	Registered Office	6
	Section 1.06	Term	6
	Section 1.07	Agent for Service of Process	6
	Section 1.08	Liability to Third Parties	6
Article II		MEMBERS; CAPITAL CONTRIBUTIONS	6
	Section 2.01	Member’s Interests.	6
	Section 2.02	Capital Contributions.	6
	Section 2.03	Required Funds; Loans by Members.	6
	Section 2.04	Capital, Profits, Losses and Distributions	6
	Section 2.05	Status of Interests	6
	Section 2.06	No Issuance of Certificates	6
	Section 2.07	Register	6
	Section 2.08	Registered Owner	6
	Section 2.09	Capital Contributions.	6
	Section 2.10	Additional Contributions to Capital.	6

(continued)

Article III		Representations and Warranties.	6
	Section 3.01	Representations and Warranties of Wilshire	6
	Section 3.02	Representations and Warranties of Proud Three	6
	Section 3.03	Further Representations and Warranties	6
Article IV		MANAGEMENT OF THE COMPANY; CONDUCT OF BUSINESS; POWERS; OTHER ACTIVITIES	6
	Section 4.01	Management by the Managing Member	6
	Section 4.02	Termination of the Loans	6
Article V		DUTIES OF MEMBERS; RESTRICTIONS ON MEMBERS	6
	Section 5.01	Confidentiality	6
	Section 5.02	Company Property	6
	Section 5.03	Engaging In Other Activities	6
Article VI		ACCOUNTING PROVISIONS	6
	Section 6.01	Fiscal Year	6
	Section 6.02	Books and Accounts.	6
	Section 6.03	Financial Reports.	6
	Section 6.04	Tax Elections	6
	Section 6.05	Tax Audits.	6
Article VII		TRANSFER OF INTERESTS	6
	Section 7.01	Admission of Substitute Members	6
	Section 7.02	Restrictions on Transfers	6
Article VIII		DISTRIBUTIONS AND ALLOCATIONS	6
	Section 8.01	Distributions of Net Cash Flow and Net Proceeds.	6
	Section 8.02	Allocation of Net Profits	6
	Section 8.03	Allocation of Net Losses	6
	Section 8.04	Allocation of Net Profits and Net Losses from Net Proceeds or upon liquidation.	6
	Section 8.05	No Return of Distributions	6
	Section 8.06	Allocations between Assignor and Assignee Members	6
	Section 8.07	Deficit Capital Accounts	6
	Section 8.08	Amounts Withheld	6

(continued)

Article IX		LIQUIDATION AND TERMINATION OF THE COMPANY	6
	Section 9.01	General.	6
	Section 9.02	Statements on Termination	6
	Section 9.03	Priority on Liquidation	6
	Section 9.04	Distribution of Non-Liquid Assets.	6
	Section 9.05	Deficit upon Liquidation	6
	Section 9.06	Source of Distributions	6
Article X		EXCULPATION AND INDEMNIFICATION OF MEMBERS	6
	Section 10.01	Exculpation.	6
	Section 10.02	Indemnification	6
Article XI		MISCELLANEOUS PROVISIONS	6
	Section 11.01	Right of First Refusal.	6
	Section 11.02	Call Option.	6
	Section 11.03	Dispute Resolution.	6
	Section 11.04	Applicable Law	6
	Section 11.05	Modification	6
	Section 11.06	Notices	6
	Section 11.07	Captions	6
	Section 11.08	Construction	6
	Section 11.09	Pronouns	6
	Section 11.10	Amendments	6
	Section 11.11	Binding Effect	6
	Section 11.12	Separability	6
	Section 11.13	Further Assurances	6
	Section 11.14	Counterparts	6
	Section 11.15	Consent to Jurisdiction	6

Exhibits

Exhibit A	Description of the Property
Exhibit B	Description of the Loans and Mortgages
Exhibit C	Definitions
Exhibit D	Certificate of Formation
Exhibit E	Bargain and Sale Deed with Covenants Against Grantor’s Acts
Exhibit F	Assignment of the Loans and Loan Documents
Exhibit G	General Assignment and Bill of Sale
Exhibit H	Allonge to the Notes
Exhibit I	Assignment of Mortgages
Exhibit J	Permitted Encumbrances

OPERATING AGREEMENT
OF
WO GRAND HOTEL, LLC

OPERATING AGREEMENT of WO GRAND HOTEL, LLC dated as of June 2, 2005, by and among (i) WO GRAND HOTEL, LLC, a New Jersey limited liability company, with offices at 350 Pleasant Valley Way, West Orange, New Jersey 07052 (the “Company”); (ii) WILSHIRE ENTERPRISES, INC., a Delaware corporation, with offices at 1 Gateway Center, Newark, New Jersey 07102 (“Wilshire” or “Managing Member”); and (iii) PROUD THREE, LLC, a New Jersey limited liability company, with offices at c/o Herrick, Feinstein LLP, 2 Penn Plaza, Newark, New Jersey 07105, attn: Daniel A. Swick, Esq. (“Proud Three”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the New Jersey Limited Liability Company Act, as amended (the “Act”) on May 2, 2005;

WHEREAS, the Company has been formed to own and operate the real property (and improvements located thereon) located at 350 Pleasant Valley Way, Township of West Orange, Essex County, New Jersey, Lot 1428, Block 152.22, as more fully described on Exhibit A attached hereto (such real property and improvements, the “Property”) and to manage and further its interests in the Property (the “Business”); and

WHEREAS, Wilshire desires to assign, transfer and convey to the Company all if its right, title and interest in and to the Property in consideration for its ownership interest in the Company pursuant to the terms of this Agreement; and

WHEREAS, Wilshire has entered into a certain lease dated March 8, 2001 between Wilshire, as lessor, and West Orange Hotel Associates, L.L.C. (“WOHA”), as lessee, covering certain space in the improvements located on the Property (the “Hotel Lease”); and

WHEREAS, Wilshire has entered into a certain lease dated September 11, 2002 between Wilshire, as lessor, and West Orange Catering Associates, L.L.C. (“WOCA”), as lessee, covering certain space in the improvements located on the Property (the “Catering Lease”); and

WHEREAS, Proud Three is the maker of certain loans to WOHA and WOCA as more fully described on Exhibit B (the “Loans”), which loans are secured by certain leasehold mortgages and assignment of leases as more fully described on Exhibit B (the “Mortgages”); and

WHEREAS, pursuant to that certain Forbearance and Settlement Agreement dated as of June 2, 2005 by and among Proud Three, WOHA, WOCA, et al. (the “Settlement Agreement”) and effective as of the date of the Settlement Agreement, WOHA and Wilshire are terminating the Hotel Lease; and

WHEREAS, pursuant to the Settlement Agreement and effective as of the date of the Settlement Agreement, WOCA and Wilshire are terminating the Catering Lease; and

WHEREAS, Proud Three desires to assign, transfer and convey to the Company all of its rights, title, interests and obligations in, to and under the Loans and the Mortgages as consideration for its ownership interest in the Company pursuant to the terms of this Agreement; and

WHEREAS, the Members and the Company desire to enter into this Agreement in order to state the terms and conditions of the ongoing operation and management of the Company and the Business; and

WHEREAS, any capitalized terms used herein and not otherwise defined, shall have the meaning ascribed thereto in Exhibit C attached hereto.

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

PURPOSES, POWERS AND FORMATION OF THE COMPANY

Section 1.01 Formation. The Company was formed pursuant to the Act, upon the filing of Certificate of Formation with the Treasurer of the State of New Jersey on May 2, 2005 under the name of “WO GRAND HOTEL, LLC”. A copy of the Certificate of Formation is attached hereto as Exhibit D.

Section 1.02 Purposes and Powers. The Company was formed to conduct the Business. In connection with the Business, the Company shall have the powers to engage in all legal activities as shall be necessary or desirable in connection with or incidental to operating the Business. The Company shall also have the power to (i) engage in any lawful act or activity for which limited liability companies may be formed under the Act; (ii) accomplish any lawful business whatsoever or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets; and (iii) engage in all activities necessary, customary, convenient or incident to any of the foregoing.

Section 1.03 Designation of Authorized Persons. The Members shall, from time to time, designate one or more “Authorized Persons” as defined in the Act (an “Authorized Person”), to execute, deliver and file any amendments, restatements, corrections or cancellation of the Company’s Certificate of Formation and to perform such other actions on behalf of the Company as authorized by the Managing Member, all in accordance with the provisions of this Agreement.

Section 1.04 Principal Place of Business.The principal place of business of the Company shall be located at 350 Pleasant Valley Way, West Orange, New Jersey 07052, or at any other place or places as the Managing Member may from time to time determine.

Section 1.05 Registered Office.The Company’s initial registered office in the State of New Jersey shall be at c/o Greenbaum, Rowe, Smith & Davis LLP, Metro Corporate Campus I, Woodbridge, New Jersey 07095. The registered office may be changed from time to time by the Managing Member by filing the address of the new registered office with the Treasurer of the State of New Jersey pursuant to the Act.

Section 1.06 Term.The term of the Company commenced on the date its Certificate of Formation was filed in the office of the Treasurer of the State of New Jersey, and shall continue until the winding up and liquidation of the Company and its business is completed as provided in Article IX.

Section 1.07 Agent for Service of Process.The registered agent for service of process on the Company in the State of New Jersey shall be W. Raymond Felton, or any successor as appointed by the Managing Member.

Section 1.08 Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. Except as otherwise provided in this Agreement, the liability of the Members, as such, shall be limited to the amount of capital contributions that the Members have made to the Company.

ARTICLE II

MEMBERS; CAPITAL CONTRIBUTIONS

Section 2.01 Member’s Interests.

(a) Subject to the terms of this Agreement, the Managing Member may from time to time create such classes of Units in the Company, to be designated as the Managing Member shall determine. The holders of record of such Units shall have such rights and obligations associated with such Units as are provided herein and in the resolution, if any, of the Managing Member creating such Units.

(b) Until the Managing Member determines otherwise, the interest of each Member in the Company shall be the number of each class of Units set forth opposite its name in the chart below, as the same may be adjusted from time to time in accordance with the terms of this Agreement:

MEMBER	CLASS A UNITS	CLASS B UNITS
Wilshire	750
Proud Three		750

Section 2.02 Capital Contributions.

(a) In consideration of its initial 750 Class A Units set forth in Section 2.01(b) above, on the date hereof, Wilshire shall contribute the Property to the capital of the Company, free and clear of all Encumbrances other than Permitted Encumbrances (“Wilshire’s Capital Contribution”). In order to properly effect the transfer of the Property to the Company, Wilshire shall execute and deliver to the Company, simultaneously with the execution and delivery of this Agreement, a Bargain and Sale Deed with Covenants Against Grantor’s Acts, in the form attached hereto as Exhibit E, and such other instruments of transfer and conveyance in form and substance satisfactory to the Company, as may be required to vest good and marketable title to the Property in the Company. Wilshire shall take any further actions (including the execution and delivery of such further instruments and documents) which are necessary or desirable to effectuate the transfer of the Property to the Company as the Company or any other Member may reasonably request.

(b) In consideration of its initial 750 Class B Units set forth in Section 2.01(b) above, Proud Three shall contribute the Loans and the Mortgages to the capital of the Company, free and clear of all Encumbrances (“Proud Three’s Capital Contribution”). In order to properly effect the transfer of the Loans and the Mortgages to the Company, Proud Three shall execute and deliver to the Company, simultaneously with the execution and delivery of this Agreement, an Assignment of the Loans and Loan Documents, a General Assignment and Bill of Sale, an Allonge to the Notes and an Assignment of Mortgage, in the forms attached hereto as Exhibits F, G, H and I respectively, and such other instruments of transfer and conveyance in form and substance satisfactory to the Company, as may be required to vest in the Company all right and privileges arising under the Loans and the Mortgages. Proud Three shall take any further actions (including the execution and delivery of such further instruments and documents) which are necessary or desirable to effectuate the transfer of the Loans and the Mortgages to the Company as the Company or any other Member may reasonably request.

(c) A Capital Account shall be established for each Member on the books of the Company. It is understood and agreed that: (i) Wilshire’s initial Capital Account shall be $7,500,000; and (ii) Proud Three’s initial Capital Account shall be $7,500,000. The initial amount credited to each Member’s Capital Account shall be referred to as its “Capital Investment”.

Section 2.03 Required Funds; Loans by Members.

(a) The Members acknowledge that funds will be required by the Company to complete the construction at the Property and to fund certain operating expenses of the Company (the “Required Funds”). The Members agree that the Managing Member shall first use reasonable efforts to borrow the Required Funds from a lending institution on market terms.

(b) In the event that: (i) the Managing Member is unable to borrow the Required Funds in accordance with Section 2.03(a), or (ii) the Managing Member determines, at any time that additional cash is needed or reasonably required to enable the Company to conduct its business and affairs, then any such Required Funds or additional cash may be provided in the nature of a loan to the Company from any of the Members (“Member Loans”). If the Managing Member in unable to borrow the Required Funds in accordance with Section 2.03(a) or determines that any such loan is otherwise needed or reasonably required, the Managing Member shall offer all of the Members the opportunity to make such a loan by providing written notice thereof, including all of the terms of such loan to each of the Members (the “Loan Notice”). If more than one Member desires to make such loan, such Members shall be entitled to fund up to a portion of such loan pro rata in accordance with the number of Units owned by the Members (unless the other Members also desiring to make such loan agree otherwise). Each Member electing to make such loan shall give written notice of such election to the Managing Member not later than ten (10) days after receipt of a Loan Notice. Interest shall accrue and be payable on all Member Loans at a per annum rate as shall be established by the Managing Member and set forth in the Loan Notice. All Member Loans shall constitute an obligation and liability of the Company. Unless otherwise agreed to in writing between the Members and the Company, the Members shall not have personal obligation or liability for the repayment of Member Loans and the same shall be collectible only from Company assets. No Member Loan shall be deemed a contribution to the capital of the Company and Member Loans shall not in any respect increase a Member’s equity interest or Units in the Company. Member Loans and any interest accrued thereon shall be repaid pari-passu to the Member(s) making such loans prior to any distributions being made to Members under Section 8.01 or Article IX.

Section 2.04 Capital, Profits, Losses and Distributions. Each Unit shall have such interests in the capital, profits and losses, and distributions of the Company as provided in this Agreement.

Section 2.05 Status of Interests. The Units issued pursuant to this Agreement (including additional Units hereafter authorized and issued) shall be deemed to be fully paid and non-assessable if the entire amount of consideration therefore has been received by the Company.

Section 2.06 No Issuance of Certificates. A Unit shall not be represented by a certificate unless otherwise provided by the Managing Member; provided, however, if the Managing Member elects to certificate any Units, all the Units shall be so certificated. Any certificate representing a Unit shall have a legend endorsed thereon and be in the form approved by the Managing Member.

Section 2.07 Register. The Company shall keep a register that shall provide for the registration and transfer of Units, if the Managing Member reasonably determines that such register is necessary. In such event, an Authorized Person shall act as registrar and transfer agent for the purpose of registering Units and transferring Units.

Section 2.08 Registered Owner. The Company shall be entitled to treat the record holder of any Unit as the Member holding such Unit. The Company shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, whether or not the Company shall have actual or other notice hereof.

Section 2.09 Capital Contributions.

(a) Uses of Capital Contributions. Any funds received by the Company pursuant to this Article II shall be utilized by the Company for Company purposes and for perpetuating the Business.

(b) Withdrawal of Capital. Unless the prior written consent of all of the Members shall have been obtained and except as provided in Article VIII, no Member shall have the right to withdraw any part of such Member’s Capital Account prior to the liquidation and termination of the Company pursuant to Article IX. This Section shall not in any way limit the ability of the Company to distribute any or all the Members’ Capital Accounts in accordance with Article VIII.

(c) Source of Distributions of Capital Contributions. No Member nor any of their respective Affiliates, shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from the Company’s assets.

Section 2.10 Additional Contributions to Capital.

(a) The Managing Member may, at any time, or from time to time, determine that additional capital in excess of prior capital contributions is necessary for the operation of the Company (a “Capital Call”). In the event of a Capital Call, the Managing Member shall serve written notice (the “Capital Call Notice”) of such Capital Call upon each Member. The Capital Call Notice shall set forth: (i) the amount of additional capital required (the “Capital Call Amount”); (ii) the specific purpose for the Capital Call Amount; (iii) the number and class of Units to be issued for the Capital Call Amount; (iv) the preferred return, if any, on the Units, whether the return shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of the preferred return; (v) whether the Units shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (vi) the rights of the Units to distributions, whether before or in connection with the liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of any such payments on Units; and (vii) any other relative rights, preferences and limitations of the Units. Each Member may contribute, within thirty (30) days following receipt of the Capital Call Notice (the “Capital Call Period”), a pro rata amount of the Capital Call Amount based on the number of Units owned by the Members (as to each Member, the “Additional Capital”).

(b) Within thirty (30) days after the date of the giving of any such Capital Call Notice, each Member electing to contribute to the Capital Call Amount shall pay to the Company its pro rata portion of the Capital Call Amount in the manner directed in the Capital Call Notice as a Capital Contribution. Any Member who shall fail to make any Capital Contribution to the Company pursuant to this Section within said thirty (30) day period is herein referred to as a “Non-Contributing Member”; and any Member who shall make the required Additional Capital Contribution within said thirty (30) day period is herein called a “Contributing Member.”

(c) If within such thirty (30) timeframe referred to Section 2.10(b) any Member fails to make its Capital Contribution pursuant to this Section, the Managing Member shall give notice to all the Members, setting forth (i) the name of the Non-Contributing Member(s); and (ii) the total of the Capital Contribution which the Non-Contributing Member(s) failed to contribute to the Company pursuant to such Capital Call Notice (herein called the “Capital Call Deficit”). Within fifteen (15) days after the giving of such notice, each Contributing Member shall have the right (but not the obligation) to contribute a pro rata portion of the Capital Call Deficit (as same exists at the time of such contribution) as a Capital Contribution to the Company based upon the number of Units owned by the Contributing Members (as to each Contributing Member, the “Additional Capital”).

ARTICLE III

REPRESENTATINS AND WARRANTIES.

Section 3.01 Representations and Warranties of Wilshire. Wilshire hereby represents and warrants to the Company and each other Member that:

(a) Wilshire is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and it is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of Wilshire to perform its obligations hereunder.

(b) Wilshire has taken all necessary action to authorize the execution, delivery and performance of this Agreement by Wilshire. This Agreement and all the obligations of Wilshire hereunder are the legal, valid and binging obligations of Wilshire enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the performance by Wilshire of it obligations hereunder will not conflict with or be in breach by Wilshire of any material provisions of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which Wilshire is subject; and Wilshire has obtained any consent, approval, authorization or order of any court or governmental agency, if any, required for the execution, delivery and performance by Wilshire of this Agreement.

(d) There is no commenced, or to the Knowledge of Wilshire, threatened litigation against Wilshire which prohibits Wilshire from contributing the Property to the Company.

(e) Wilshire has good, marketable and insurable (at regular rates) title to the Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(f) To the Knowledge of Wilshire, there are no lawsuits, claims, suits, proceedings or investigations pending relating to the Property. To the Knowledge of Wilshire, there are no injunctions, orders, awards or decrees of any Governmental Body currently in effect with respect to the Property.

(g) To the Knowledge of Wilshire, the buildings and improvements located on the Property are in compliance with all applicable laws.

Section 3.02 Representations and Warranties of Proud Three. Proud Three hereby represents and warrants to the Company and each other Member that:

(a) Proud Three is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and it is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of Proud Three to perform its obligations hereunder.

(b) Proud Three has taken all necessary action to authorize the execution, delivery and performance of this Agreement by Proud Three. This Agreement and all the obligations of Proud Three hereunder are the legal, valid and binging obligations of Proud Three enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the performance by Proud Three of it obligations hereunder will not conflict with or be in breach by Proud Three of any material provisions of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which Proud Three is subject; and Proud Three has obtained any consent, approval, authorization or order of any court or governmental agency, if any, required for the execution, delivery and performance by Proud Three of this Agreement.

(d) There is no commenced, or to the Knowledge of Proud Three, threatened litigation against Proud Three which prohibits Proud Three from contributing the Loans and the Mortgages to the Company.

(e) Proud Three is the owner and holder of the Loans, the Mortgages and the Loan Documents and Proud Three has not previously assigned, transferred or conveyed the Loans or the Mortgages, or any portion thereof or any interest therein, to any other Person.

(f) To the Knowledge of Proud Three, Exhibit B accurately sets forth (i) a description of each Note including its principal amount and execution date, (ii) the Obligor of each Note, and (iii) the outstanding amount of the Loans as of the date hereof.

(g) To the Knowledge of Proud Three, the Notes and the other Loan Documents delivered by Proud Three to the Company prior to the execution of this Agreement are true, complete and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed. To the Knowledge of Proud Three, Exhibit B is a true, correct and complete list and description of all Loan Documents, including, notes (and modifications thereto), mortgages (and modifications thereto) assignments of leases and rents, guarantees and UCC-1 financing statements evidencing or securing the Loans.

(h) To the Knowledge of Proud Three, the Notes and the other Loan Documents are the legal, valid and binding obligations of the Obligor thereof, enforceable against such Obligor in accordance with their terms (a) except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principals (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) except to the extent that the inability to enforce any particular provision or provisions does not affect the ability of the holder thereof to foreclose the Loan Documents for any payment default by the maker or Obligor thereunder or the practical realization of the intended benefits of the Loan Documents.

(i) Proud Three acknowledges that Wilshire is conveying the Property to the Company: (i) without any representations as to the physical conditions of the Property, including any improvements thereon, (ii) except as otherwise provided in this Agreement, without any representations as to the environmental condition of the Property, including the presence or absence of hazardous materials, or (iii) without any representations as to the value of the Property. Proud Three acknowledges that the Company is acquiring the Property as is and that the Company may be required to incur significant costs in order to improve the Property to make it suitable for its intended business purpose.

Section 3.03 Further Representations and Warranties. Each Member hereby represents and warrants to the Company that: (a) such Member is acquiring its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest; and (b) such Member acknowledges that the interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of exemption from such requirements.

ARTICLE IV

MANAGEMENT OF THE COMPANY;

CONDUCT OF BUSINESS; POWERS; OTHER ACTIVITIES

Section 4.01 Management by the Managing Member. Wilshire shall have the right and power to make, and only the affirmative vote or consent of Wilshire (the “Managing Member”) shall be required for, all significant decisions (being a decision which may have important ramifications for the Company and the value of its assets) concerning the Business or the Company, including, but not limited to, the following:

(a) commencing any business or line of business which is inconsistent with the Business or making any fundamental changes to the nature of the Business;

(b) requesting that the Members make additional capital contributions pursuant to Section 2.10 hereof and amending this Agreement to take account of any additional Units issued in connection with such additional capital contributions;

(c) incurring any indebtedness or otherwise borrowing any money;

(d) loaning any money, guaranteeing the payment of any money or debt of another Person, guaranteeing the performance of any other obligation of another Person or indemnifying any other Person against any losses or damages or costs except as incurred in the ordinary course of the Company’s business;

(e) filing a voluntary petition by the Company pursuant to Title11 of the U.S. Code;

(f) admitting a new member or otherwise issuing or selling additional Units in the Company or any security, warrant, option or right (whether contingent or otherwise) to purchase or acquire any Unit in the Company (collectively, “Subsequent Securities”) to any Person and amending this Agreement to take account of Subsequent Securities issued in connection with such admission, issuance or sale; provided, however that the Members shall have the right, pro rata in accordance with the number of Units owned by the Members, to subscribe (within a thirty (30) day period following receipt of notice of such issuance or sale from the Managing Member) for such Subsequent Securities on the same terms and conditions as proposed to be sold or issued by the Managing Member;

(g) making capital expenditures;

(h) retaining or discharging any manager which performs day-to-day operations, asset management services and/or construction management services to the Company and amending or terminating any agreement relating thereto to which the Company is a party;

(i) changing the accounting principles used by the Company or adopting any material changes to the Company's financial reporting practices, procedures or standards, except to the extent required by generally accepted accounting principles;

(j) retaining an accounting firm and any other professional advisors;

(k) entering into any transactions between the Company and its Members or their Affiliates;

(l) acquiring all or substantially all of the assets of, or acquiring a controlling interest in, any other Person;

(m) amending the Certificate of Formation;

(n) entering into any contract or arrangement or executing any document involving payments by the Company, or the terminating or amending such contract or arrangement;

(o) entering into any material agreements not in the ordinary course including, without limitation, any non-compete or non-solicitation agreement, or any confidentiality agreement which directly or indirectly binds or affects any Member;

(p) settling or defending any legal or regulatory action, or commencing any legal action, on behalf of the Company, or releasing, compromising, assigning or transferring any material claims or material rights of the Company;

(q) making capital contributions and/or loans to any other Person;

(r) subject to Section 11.02(e), selling, transferring, conveying, leasing, mortgaging, refinancing, pledging or otherwise disposing or encumbering the Property or any portion thereof;

(s) merging, consolidating or reorganizing the Company with any other Person;

(t) entering into any joint venture, partnership or similar arrangement with any other Person;

(u) voluntarily liquidating or dissolving the Company; or

(v) any other decisions reserved to the Managing Member pursuant to this Agreement.

Section 4.02 Termination of the Loans. Simultaneously with, or promptly following, the contribution of the initial Capital Investments to the Company, the Company shall: (i) cancel the Loans, (ii) cause the Mortgages to be discharged, (iii) cause the UCCs set forth on Exhibit B to be terminated, and (iv) cause the guarantees set forth on Exhibit B to be terminated.

ARTICLE V

DUTIES OF MEMBERS; RESTRICTIONS ON MEMBERS

Section 5.01 Confidentiality. Each Member, on behalf of such Member and such Member’s Affiliates, covenants and agrees that such Member and such Member’s Affiliates shall retain in strict confidence, and shall not use for any purpose whatsoever, or divulge, disseminate or disclose to any third party (other than in furtherance of the business purposes of the Company or as may be required by law, including without limitation any securities law applicable to such Member or Member’s Affiliate) all proprietary or confidential information relating to the Company’s Business or the Company’s investments or activities. The provisions of this Section 5.01 shall survive and continue to bind the Company’s Members notwithstanding any Member ceasing to be a Member of, or otherwise affiliated with, the Company.

Section 5.02 Company Property. All confidential and proprietary information of the Company shall be the exclusive property and proprietary rights of the Company, and to the extent any Member has participated in the development thereof, such Member shall assign all such rights to the Company and such Member’s work effort shall be considered “works for hire” for the Company.

Section 5.03 Engaging In Other Activities. Notwithstanding any provision contained in this Agreement to the contrary, each Member may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, alone or with others, including, without limitation, the acquisition, ownership, financing, leasing, operation, management or development of any interests in any business or asset, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

ARTICLE VI

ACCOUNTING PROVISIONS

Section 6.01 Fiscal Year. The fiscal and taxable year of the Company shall end on December 31 of each calendar year, unless otherwise determined by the Managing Member (“Fiscal Year”).

Section 6.02 Books and Accounts.

(a) Books and accounts shall be kept and maintained by the Company at the principal place of business of the Company or such other place as the Managing Member may determine. Such books and accounts shall be kept in accordance with generally accepted accounting principals and shall include a separate Capital Account for each Member. The Company’s books and records shall also include a list of the name and address of each Member, the number and class of Units held by each Member, which information shall be updated by the Company to reflect all issuances, redemptions and transfers of Units. Each Member or its duly authorized representative, at its own expense, may at all reasonable times by appointment during business hours upon reasonable notice have access to, and may inspect and make copies of, such books and accounts of the Company.

(b) All funds received by the Company shall be deposited in the name of the Company or a designee or agent of the Company in such bank account or other accounts as the Managing Member may designate from time to time, and withdrawals therefrom shall be made upon the signature of an Authorized Person of the Company as the Members may designate from time to time.

Section 6.03 Financial Reports.

(a) The Company shall cause to be prepared at the Company’s expense, and shall deliver to each Member the following reports:

(i) Within the period required by the Code after each Fiscal Year, all information required to be provided to each Member for the preparation of such Member’s federal income tax returns (i.e., Form K-1 or a reasonable substitute therefore);

(ii) Within 60 days after March 31, June 30, September 30 and December 31, the Company shall provide to each Member an unaudited balance sheet, income statement and statement of cash flow as of the end of and for the immediately preceding three month period;

(iii) Within 90 days after the end of each Fiscal Year, the Company shall provide to each Member a balance sheet, income statement and statement of cash flows, each prepared in accordance with generally accepted accounting principals as of and for the annual period ending the last day of the immediately preceding Fiscal Year.

No cause of action may be maintained against the Company or any Member for any delay in provision of reports and returns referred to in this Section 6.03 due to the delay of the Company’s independent public accountants or any other reason not under the control of the Company.

Section 6.04 Tax Elections. The Company, at the request of any Member, shall make an election pursuant to the provisions of Code Section 754. Any other elections required or permitted to be made by the Company under the Code shall be made by Wilshire.

Section 6.05 Tax Audits.

(a) Wilshire (or such other Person designated by the Members) shall serve as the tax matters partner for the Company pursuant to Code Section 6231 and the Treasury Regulations promulgated thereunder (the “Tax Matters Partner”). Each Member by the execution hereof consents to Wilshire serving as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, profits interest, and taxpayer identification number of each Member to the Secretary of the Treasury or his delegate (the “Secretary”). The Tax Matters Partner shall keep the Members informed of any final administrative or judicial determination regarding the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative determination referred to hereinafter as a “tax audit” and such judicial determination referred to hereinafter as “judicial review”).

(b) The Tax Matters Partner may take any of the following actions:

(i) to enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which the Tax Matters Partner may expressly state that such agreement binds the Members;

(ii) in the event that a notice of a final partnership administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims;

(iii) to intervene in any action brought by any Member for judicial review of a final adjustment (for purposes of this clause (iii), the consent of all Members other than the Member that brought such action shall be required for the Tax Matters Partner to intervene in such action);

(iv) to file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(v) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

(c) The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made to Members or any discretionary reserves are set aside by the Members. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability and indemnification set forth herein shall be fully applicable to the Tax Matters Partner in its capacity as such.

ARTICLE VII

TRANSFER OF INTERESTS

Section 7.01 Admission of Substitute Members. Any Person who shall have acquired all or any portion of the Units of one or more Members pursuant to a written assignment shall be admitted to the Company as a substitute member (provided that the provisions of this Article VII shall have been complied with) and shall be deemed, and have all the right and obligations of, a “Member” under this Agreement, except as otherwise expressly provided in this Agreement.

Section 7.02 Restrictions on Transfers. No Member shall sell, transfer, assign, gift, pledge, hypothecate, grant a security interest in or otherwise encumber, or transfer (a “Transfer”) all or any portion of such Member’s Units, except upon receipt by such Member of the written consent to such Transfer from all other Members, which consent may be granted or withheld by a Member, in such Member’s sole and absolute discretion. Notwithstanding the foregoing, Proud Three may transfer its Units to the Siggi B. Wilzig Trust without the consent of any other Member. Nothing in this Section 7.02 shall be deemed to prohibit the Transfer of all or any portion of the issued and outstanding shares of stock of Wilshire.

ARTICLE VIII

DISTRIBUTIONS AND ALLOCATIONS

Section 8.01 Distributions of Net Cash Flow and Net Proceeds.

(a) Except as otherwise required by this Agreement (including, without limitation Section 2.03) and subject to the making of the Tax Distributions pursuant to Section 8.01(b) below, Net Cash Flow and Net Proceeds shall be distributed at such times as the Managing Member shall determine, as follows:

(i) First, to the Member owning Class A Units, until such Member shall have received payment of an amount equal to such Member’s unreturned Capital Investment.

(ii) Second, to the Member owning Class B Units, until such Member shall have received payment of an amount equal to such Member’s unreturned Capital Investment.

(iii) Third, pari passu (equal in priority) as follows:

fifty percent (50%) to the Member owning Class A Units; and

fifty percent (50%) to the Member owning Class B Units.

(b) In preference to any other distributions pursuant to this Section 8.01, the Managing Member shall cause the Company to distribute cash of the Company to the Members holding Class A Units and Class B Units, on a quarterly (or other reasonable) basis, at least sufficient for each such Member to meet such Member's required federal, state and local income tax payments in respect of such Member's allocable share of the Company’s taxable income for the current or the prior fiscal year calculated at the marginal tax rates applicable to the Member with the highest marginal tax rate (which tax payments shall include (i) estimated tax payments in respect of the current fiscal year and (ii) any remaining payments of income tax on account of the prior fiscal year not funded out of Tax Distributions in respect of estimated payments for such prior fiscal year) (the “Tax Distributions”). For purposes hereof, if a Member is a “pass-through” entity for income tax purposes, the Tax Distributions required hereby shall be calculated by deeming the owners of such Member to be the Member hereunder.

(c) Notwithstanding Section 8.01(a) to the contrary, in the event that prior to the exercise of the Call Option by Proud Three pursuant to Section 11.02 of this Agreement and the occurrence of the Call Option Closing, Jeffrey T. Masessa (“Masessa”) exercises the Masessa Call Option pursuant to the terms and conditions of that certain Agreement dated the date of this Agreement by and among the Members, the Company and Masessa (the “Masessa Rights Agreement”) and the Masessa Call Option Closing (as defined in the Masessa Rights Agreement) occurs, then: (i) fifty percent (50%) of the Base Purchase Price (as defined in the Masessa Rights Agreement) shall be allocated and distributed to Wilshire; (ii) fifty percent (50%) of the Base Purchase Price shall be allocated and distributed to Proud Three; (iii) the Wilshire Additional Capital (as defined in the Masessa Rights Agreement shall be allocated and distributed to Wilshire; and (iv) the Proud Three Additional Capital (as defined in the Masessa Rights Agreement) shall be allocated and distributed to Proud Three.

(d) In the event that Masessa exercises the Call Option pursuant to the terms and conditions of the Masessa Rights Agreement and the Masessa Call Option Closing occurs after the occurrence of the Call Option Closing pursuant to Section 11.02 of this Agreement, then the Company agrees to pay to Wilshire the sum of $1,125,000.

(e) In the event that Proud Three exercises the Call Option pursuant to Section 11.02 during the First Year (as defined in Section 11.02) and: (i) during the period commencing on the date of the Call Option Closing and the date that is one (1) year thereafter, the Company enters into a binding contract to sell the Property (a “Binding Contract”), and (ii) the amount of the Net Distributions (as hereinafter defined) from the closing of the sale of the Property pursuant to the Binding Contract is greater than $10,500,000 (the “Target Net Distributions”), then the Company agrees to pay to Wilshire at the closing of the sale of the Property, an amount equal to fifty percent (50%) of the Net Distributions in excess of the Target Net Distributions. For purposes of this Section 8.01(e), the term “Net Distributions” means: (i) the Net Proceeds of such sale, minus (ii) the aggregate amount of all additional capital contributions made by Proud Three (or any Affiliate of Proud Three) to the Company.

(f) In the event that the Company sells the Property during the Black Out Period for an amount equal to or greater than the Release Price, then the Company agrees to pay over and distribute the Net Proceeds thereof to the Members as follows: (i) fifty percent (50%) of the Base Release Price shall be allocated and distributed to Wilshire; (ii) fifty percent (50%) of the Base Release Price shall be allocated and distributed to Proud Three; (iii) the Wilshire Additional Contributions shall be allocated and distributed to Wilshire; and (iv) the Proud Three Additional Contributions shall be allocated and distributed to Proud Three.

Section 8.02 Allocation of Net Profits. Net Profits (other than from Net Proceeds or upon liquidation) shall be allocated to the Members owning Class A Units and Class B Units, pari passu (equal in priority), pro rata in accordance with the number of Units owned by such Members.

Section 8.03 Allocation of Net Losses. Net Losses (other than from Net Proceeds or upon liquidation) shall be allocated to the Members owning Class A Units and Class B Units, pari passu (equal in priority), pro rata in accordance with the number of Units owned by such Members.

Section 8.04 Allocation of Net Profits and Net Losses from Net Proceeds or upon liquidation.

Net Profits and Net Losses from Net Proceeds or upon liquidation shall be allocated among the persons who were Members during such period in a manner that will reduce, proportionately, the differences between their respective Partially-adjusted Capital Accounts and Target Capital Accounts for such period. No portion of the Net Losses for any fiscal year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially-adjusted Capital Account for such fiscal year. No portion of the Net Profits for any period shall be allocated to any Member whose Partially-adjusted Capital Account is greater than or equal to its Target Capital Account for such period. For the purpose hereof, “Partially-adjusted Capital Account” means, with respect to any Member for any period, the Capital Account of such Member at the beginning of such period, adjusted for all contributions and distributions made during such period and all special allocations pursuant to Section 8.04 with respect to such period, but before giving effect to any allocations of Net Profits or Net Losses for such period made pursuant to this Section 8.04. For the purpose hereof, the “Target Capital Account” of a Member for a period shall be an amount (which may be either a positive or a deficit balance) equal to:

(i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of such fiscal year, (A) all assets of the Company, including cash, were sold for cash equal to their book values, taking into account any adjustments thereto for such fiscal year, (B) all liabilities of the Company were satisfied by the payment of cash according to their terms (limited, with respect to each nonrecourse liability, to the book values of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 9.03, less

(ii) the sum of (A) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company pursuant to any provision of this Agreement, (B) such Member’s share of Company Minimum Gain determined pursuant to Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(j), all calculated immediately prior to the hypothetical sale described in Section 8.04(a)(i) hereof.

(b) Determination of Items Comprising Allocations of Net Profits and Net Loss:

(i) If the Company has Net Profits for a period,

(A) for any Member whose Capital Account balance should be reduced by reason of the application of Section 8.04(a) above, the allocation required by Section 8.04(a) shall consist of a proportionate share (based upon the relative amounts of the reductions in the Capital Account balances of all Members whose Capital Account balances then should be reduced by reason of the application of Section 8.04(a) of each of the Company’s items of expense or loss entering into the computation of Net Profits for such period to the extent necessary to eliminate to the maximum extent possible for the period in question, the difference between the Partially-adjusted Capital Account and the Target Capital Account of such Member; and

(B) the allocation pursuant to Section 8.04(a) hereof in respect of each Member (other than a Member referred to in Section 8.04(b)(i) above) shall consist of a proportionate share (based upon the relative amounts of the increases of the Capital Account balances of all Members (other than Members referred to in Section 8.04(b)(i) above) of each item of income, gain, expense and loss entering into the computation of Net Profits for such period (other than the portion of each item of expense or loss, if any, that is allocated pursuant to Section 8.04(a)).

(ii) If the Company has Net Loss for a period,

(A) for any Member whose Capital Account balance needs to be increased pursuant to Section 8.04(a) hereof, the allocation required by Section 8.04(a) shall consist of a proportionate share (based upon the relative amounts of the increases in the Capital Account balances of all Members whose Capital Account balances then should be reduced by reason of the application of Section 8.04(a)) of each of the Company’s items of income and gain entering into the computation of Net Loss for such period to the extent necessary to eliminate to the maximum extent possible for the period in question, the difference between the Partially-adjusted Capital Account and the Target Capital Account of such Member; and

(B) the allocation pursuant to Section 8.04(a) hereof in respect of each Member (other than a Member referred to in Section 8.04(b)(ii)(A) above) shall consist of a proportionate share (based upon the relative amounts of the reductions of the Capital Account balances of all Members (other than Members referred to in Section 8.04(b)(ii)(A)) of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such period (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 8.04(a)).

(c) To the maximum extent possible in each fiscal year, the items of taxable income and gain that are required to be specially allocated among any Members who should be allocated items of expense and loss entering into the computation of Net Profit under Section 8.04(a) shall be allocated among them in the same proportion as the total of all items of expense or loss entering into the computation of Net Profit that should be allocated among them under Section 8.04(a). Correspondingly, to the maximum extent possible in each period, the items of tax-deductible items of expense and loss that are required to be specially allocated among all Members who need to be allocated items of expense and loss entering into the computation of Net Loss under Section 8.04(a) shall be allocated among them in the same proportion as the total of all items of income or gain entering into the computation of Net Loss that should be allocated among them under Section 8.04(a). The purpose of this subsection is to assure that such taxable and tax-deductible items are fairly allocated among the Members in each period.

(d) Notwithstanding anything to the contrary contained in this Section 8.04, in the event that the Masessa Call Option Closing occurs and the Net Proceeds are distributed to the Members pursuant to Section 8.01(c) hereof or in the event that the Property is sold during the Black Out Period and the Net Proceeds are distributed to the Members pursuant to Section 8.01(f) hereof, then Net Profits shall be allocated:

(i) Fifty percent (50%) to Wilshire; and

(ii) Fifty percent (50%) to Proud Three.

Section 8.,05 No Return of Distributions. No Member shall have any obligation to refund to the Company any amount that shall have been distributed to such Member pursuant to this Agreement, subject, however, to applicable law.

Section 8.06 Allocations between Assignor and Assignee Members. In the case of a Transfer, the assignor and assignee shall each be entitled to receive distributions of Net Cash Flow and allocations of Net Profits or Net Losses and Nonrecourse Deductions as follows:

(a) Unless the assignor and assignee agree to the contrary and shall so provide in the instrument effecting the Transfer, distributions shall be made to the Person owning the Units on the date of the distribution; and

(b) Net Profits or Net Losses and Nonrecourse Deductions shall be allocated by the number of days of the periods each Person held the Units; provided that Net Profits or Net Losses attributable to a Capital Transaction shall be allocated to the member owning the Units when a recognition event occurred for federal income tax purposes.

Section 8.07 Deficit Capital Accounts. Except as otherwise provided herein or under the Act, no Member shall be required at any time to make up any deficit in such Member’s Capital Account.

Section 8.08 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Company or to the Members or any allocation of taxable income to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over any federal, state or local government any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to whom such amounts were withheld. If the amount required to be withheld with respect to a Member exceeds the amount which otherwise would have been distributed to such Member, such Member shall pay to the Company the amount of such excess within five days after the giving of written demand therefore by the other Member(s). If such Member (herein called a “Delinquent Member”) shall fail to pay such excess within said five day period, then (i) interest shall accrue thereon at or equal to the lesser of 24% per annum or the maximum rate permitted by law, (ii) such excess amount together with interest accrued thereon as aforesaid shall be a lien upon the Units of the Delinquent Member in favor of the Company and may be recovered from the first distributions to which the Delinquent Member would otherwise have been entitled from the Company until such excess amount is fully repaid together with interest thereon as aforesaid, and (iii) the Company, in addition to and without limiting any of its other rights and remedies, may institute an action against the Delinquent Member for collection of such excess amount and interest; in any such action, the Company shall be entitled to recover, in addition to such excess amount and interest, all reasonable attorneys’ fees, disbursements and court costs incurred by the Company in connection with its efforts to collect the amounts due from such Delinquent Member. In addition, such Delinquent Member shall indemnify and hold harmless the Company and each of the other Members and the employees of the Company from all liabilities, losses, costs and expenses, including, without limitation, penalties imposed by the Internal Revenue Service or any state or local taxing authority, for failure to remit the required amount of taxes to the appropriate governmental authority.

ARTICLE IX

LIQUIDATION AND TERMINATION OF THE COMPANY

Section 9.01 General.

(a) The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following (the “Termination Date”):

(i) The vote or written consent of Wilshire;

(ii) The entry of a decree of judicial dissolution under Section 42:2B-49 of the Act; or

(iii) Any other event requiring the dissolution of the Company pursuant to applicable law.

(b) From and after the Termination Date, the Company shall be dissolved and its affairs shall be wound up in accordance with this Article and the Act. The dissolution and the winding up of the Company’s affairs shall be conducted and supervised by the Managing Member, or if the Managing Member is unable to conduct and supervise the dissolution and winding up of the Company, by an Authorized Person (such Authorized Agent being herein referred to as the “Liquidating Agent”). The Liquidating Agent shall have all the rights and powers with respect to the assets and liabilities of the Company in connection with the dissolution, winding up and termination of the Company that the Members have with respect to the assets and liabilities of the Company. Without limiting the foregoing, the Liquidating Agent is hereby expressly authorized and empowered to execute and deliver any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and to transfer any asset or liability of the Company. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute and deliver documents, and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute the Company’s property to the Members, which property may be subject to liens.

Section 9.02 Statements on Termination. Each Member shall be furnished with a statement prepared by the Company’s independent certified public accountant setting forth the assets and liabilities of the Company as of the date of the complete liquidation of the Company, and each Member’s share thereof or interest therein. Upon compliance with the distribution plan of the Company adopted by the Members, the Units in the Company shall represent only an unsecured right to receive the net proceeds of liquidation in accordance with this Article, and the Liquidating Agent shall cause to be filed with the Treasurer of the State of New Jersey the Certificate of Cancellation of the Company or any applicable form with similar effect in each state in which the Company is qualified to do business.

Section 9.03 Priority on Liquidation. The Liquidating Agent shall, to the extent feasible, liquidate the marketable assets of the Company as promptly as practicable. To the extent the proceeds are sufficient therefore, as the Liquidating Agent shall deem appropriate, the proceeds of such liquidation shall be applied in the following order of priority:

(a) To pay the reasonable costs and expenses of the liquidation and termination;

(b) To pay the matured or fixed debts and liabilities of the Company (including, without limitation, all Member Loans);

(c) To establish any reserve that the Liquidating Agent may deem necessary for any contingent, unmatured or unforeseen liability of the Company; and

(d) The balance, if any, shall be distributed to the Members in the same manner that Net Proceeds are distributable pursuant to Section 8.01.

Section 9.04 Distribution of Non-Liquid Assets.

(a) If after the Termination Date the Liquidating Agent shall determine that it is not practicable to liquidate all the assets of the Company (pursuant to the exercise of its discretion in accordance with Section 9.03 with respect to assets that are illiquid or are not marketable, or otherwise), then the Liquidating Agent shall distribute such assets as follows:

(i) The Liquidating Agent shall cause the Company to retain assets having a fair market value equal to the amount, if any, by which the net proceeds of liquidated assets are insufficient to satisfy the debts and liabilities of the Company (other than any debt or liability for which neither the Company nor any Member is personally liable), to pay the costs and expenses of the dissolution and liquidation, and to establish reserves, all subject to the provisions of Section 9.03. The foregoing shall not be construed, however, to prohibit the Liquidating Agent from distributing, pursuant to Section 9.04(b), property subject to liens.

(ii) The remaining assets shall be distributed to the Members by way of undivided interests therein in such proportions as shall be equal to the respective amounts to which each Member is entitled pursuant to Section 9.03(d). If, in the judgment of the Liquidating Agent, it shall not be practicable to distribute to each Member an undivided share of each asset, the Liquidating Agent may allocate and distribute specific assets to one or more Members as tenants-in-common as the Liquidating Agent shall determine to be fair and equitable, taking into consideration, inter alia, the basis for tax purposes of each asset distributed. Without limiting the foregoing the Liquidating Agent may transfer assets to a liquidating trust in which each Member shall receive an interest with rights to distributions equivalent to its rights pursuant to Section 9.03.

(b) Nothing contained in this Article or elsewhere in this Agreement is intended to cause any in-kind distributions to be treated as sales for value.

Section 9.05 Deficit upon Liquidation. Upon liquidation, no Member shall be liable to the Company for any deficit in its Capital Account, nor shall such deficit be deemed an asset of the Company, other than to the extent required by law.

Section 9.06 Source of Distributions. No Member shall be personally liable for the return of the capital contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

ARTICLE X

EXCULPATION AND INDEMNIFICATION OF MEMBERS

Section 10.01 Exculpation.

(a) No Member nor any Affiliate of any Member (collectively, the “Related Group”) shall have any personal liability to the Company or the Members for damages for any breach of duty in such capacity, provided that nothing in this Section 10.01 shall eliminate or limit the liability of any person within the Related Group if a judgment or other final adjudication adverse to such person establishes: (i) that such acts were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or (ii) that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that: (x) such acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or (y) such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled (unless there has been a final adjudication in the proceeding that such is the case).

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10.01 shall not be construed so as to relieve (or attempt to relieve) any Person within the Related Group from or against any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10.01 to the fullest extent permitted by law.

Section 10.02 Indemnification. The Company shall indemnify each Person within the Related Group thereof made or threatened to be made a party in any civil or criminal action or proceeding, including actions under federal and state securities laws, by reason of the fact that such Person or such Person’s Affiliate is or was a Member of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys’ fees and disbursements and those of accountants, appraisers and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any of the Related Group in the event and to the extent that a judgment or other final adjudication adverse to the such indemnitee establishes that: (i) such acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled; provided that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any such Person in the Related Group may be entitled apart from this provision, including, without limitation, indemnification provisions included in the certificate of organization of any subsidiary or the directors and officers, errors and omissions insurance.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Right of First Refusal.

(a) If: (i) the Company shall receive any bona fide offer (an “Offer”) from any Person to purchase, or enter into any other capital transaction with respect to, the Property at any time (the “Option Period”); and (ii) the Company were to sell, or enter into any such other capital transaction with respect to, the Property pursuant to such Offer, upon distribution of the Net Proceeds thereof following such sale or such other capital transaction, Proud Three would not receive greater than the amount that is One Million Dollars ($1,000,000) less than its then unreturned Capital Investment, then the Managing Member shall notify Proud Three, in writing of the Offer (the “Offer Notice”). The Offer Notice shall contain a copy of the Offer and all other applicable terms and conditions. Proud Three shall then have the right to purchase, or otherwise enter into such other capital transaction with respect to, the Property at the price (the “Offer Price”) and on the other terms and conditions set forth in Offer Notice. Proud Three’s right under this Section 11.01 is referred to as the “Right of First Refusal”.

(b) Proud Three shall exercise the Right of First Refusal, if at all, by providing the Managing Member with written notice (the “Notice of Exercise”) within thirty (30) days after receipt by Proud Three of the Offer Notice. If Proud Three does not timely provide the Managing Member with the Notice of Exercise, the Company may sell the Property to, or enter into any such other capital transaction with, a third party at the Offer Price or any amount in excess of the Offer Price, on the terms set forth in Offer Notice, and the Right of First Refusal shall thereupon terminate, provided that if the Property is not conveyed, or such other capital transaction is not entered into, at the Offer Price or any amount in excess of the Offer Price, on the terms set forth in the Offer Notice within ninety (90) days after the date of the Offer Notice with respect to that Offer, then the Right of First Refusal shall again be applicable.

Section 11.02 Call Option.

(a) Proud Three shall have the option (the “Call Option”) to purchase all of the Units owned by Wilshire provided that Proud Three exercises the Call Option by giving Wilshire written notice of its exercise of the Call Option on or prior to the date that is ninety (90) days prior to the date that is five (5) years after the date of this Agreement (the “Call Option Notice”). In the event that Proud Three exercises the Call Option, then the total purchase price for all of the Units owned by Wilshire shall be:

(i) In the event that the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) during the period commencing on the date hereof and ending on the date that is one (1) year after the date hereof (the “First Year”) - $5,250,000;

(ii) In the event that the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) during the period commencing on the date immediately following the end of the First Year and ending on the date that is one (1) year thereafter (the “Second Year”) - $6,250,000;

(iii) In the event that the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) during the period commencing on the date immediately following the end of the Second Year and ending on the date that is one (1) year thereafter (the “Third Year”) - $7,500,000;

(iv) In the event that the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) during the period commencing on the date immediately following the end of the Third Year and ending on the date that is one (1) year thereafter (the “Fourth Year”) - $8,100,000; and

(v) In the event that the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) on or after the date immediately following the end of the Fourth Year - $8,748,000.

For purposes of this Section 11.02(a), the Call Option Closing is deemed to occur on the date that the Call Option Closing is to occur pursuant to Section 11.02(b); provided, however, if the Call Option Closing fails to occur on the date specified in Section 11.02(b) as a result of a delay caused by Proud Three’s default, then the Call Option Closing is deemed to occur for purposes of this Section 11.02(a) on the actual date of the Call Option Closing; and further provided, however, in the event that Proud Three exercises the Call Option by providing Wilshire with the Call Option Notice on or prior to the date that is one (1) year after the date of this Agreement, then, notwithstanding that the Call Option Closing shall occur after the date that is one (1) year after the date of this Agreement, the Call Option Closing shall be deemed to occur during the First Year.

(b) If Proud Three exercises the Call Option, the closing of the transaction of purchase and sale of all of the Units owned by Wilshire (the “Call Option Closing”) shall take place at 10 o’clock in the forenoon at the principal place of business of the Company (or such other location as Proud Three and Wilshire shall agree), on a date ninety (90) days after Wilshire receives the Call Option Notice (or if such date shall be a Sunday or holiday, then on the first business day immediately succeeding such date).

(c) At the Call Option Closing:

(i) Wilshire shall assign and convey to Proud Three all of its Units, free and clear of all Encumbrances and shall execute and deliver to Proud Three any agreements and/or documents that may be reasonably requested by Proud Three to effectuate such assignment and conveyance and ensure that Wilshire’s Units are being transferred free and clear of all Encumbrances, including, without limitation an agreement executed and delivered by Wilshire pursuant to which it represents and warrants to Proud Three that it owns the Units free and clear of all Encumbrances;

(ii) any deed, documentary, stamp, transfer or similar taxes or fees due in connection with the sale shall be paid by Wilshire; and

(iii) Proud Three shall cause any guarantees for debts or other obligations of the Company that had been made by Wilshire or any of its affiliates to be released or otherwise discharged, with no further liability to such guarantor(s) thereunder.

(d) In the event that Wilshire defaults in its obligation to complete the transaction on or prior to the date specified in Section 11.02(b) hereof, then: (i) Proud Three shall be entitled to all available legal and equitable remedies against Wilshire, including, without limitation, specific performance of Wilshire’s obligation to complete the transaction and recovery of all losses of Proud Three caused by Wilshire’s default (including attorney’s fees and costs paid or incurred in any legal or equitable action); and (ii) Wilshire shall immediately cease to be, and to serve as, the Managing Member, and Proud Three shall be the Managing Member, and for all purposes under this Agreement, the term “Managing Member” shall mean Proud Three.

(e) Notwithstanding anything contained hereinabove to the contrary, but subject to the following provisions of this Section 11.02(e), during the period commencing on the date hereof and ending on the later to occur of: (i) six (6) months and twenty (20) days after the date of this Agreement (the “Marketing Period”), and (ii) in the event that the Company enters into a binding contract to sell the Property during the Marketing Period, the date of termination of such binding contract, Proud Three shall not have the right to exercise the Call Option (the “Black Out Period”). During the Black Out Period, the Managing Member, on behalf of the Company, shall have the right to sell the Property for an amount equal to or greater than the sum of: (i) $12,750,000 (the “Base Release Price”); (ii) the aggregate amount of all additional capital contributions made by Wilshire (or any Affiliate of Wilshire) to the Company on or after the date of this Agreement (the “Wilshire Additional Contributions”); (iii) the aggregate amount of all additional capital contributions made by Proud Three (or any Affiliate of Proud Three) to the Company on or after the date of this Agreement (the “Proud Three Additional Contributions”); and (iv) the aggregate amount of all indebtedness for borrowed money of the Company (including, without limitation, any and all amounts due to trade creditors) (the “Release Price”). During the Black Out Period, the consent of all Members shall be required to sell the Property for an amount less than the Release Price. In the event that the Property is sold during the Black Out Period, any and all right of Proud Three to exercise the Call Option shall terminate and expire.

(f) Notwithstanding anything contained hereinabove to the contrary, but subject to the following provisions of this Section 11.02(f), at any time after the date that is one (1) year after the date of this Agreement and prior to Proud Three exercising the Call Option, Wilshire shall have the right to provide written notice to Proud Three that it desires to offer the Property for sale (a “Proposed Sale Notice”), whereupon Proud Three shall not have the right to exercise the Call Option at any time during the period commencing on the date that is forty-five (45) days following receipt by Proud Three of a Proposed Sale Notice (a “Start Date”) and ending on the date that is eight (8) months after such Start Date (a “Subsequent Black Out Period”). In the event that the Property is not sold during a Subsequent Black Out Period, Wilshire shall not have the right to provide another Proposed Sale Notice to Proud Three until after the date that is six (6) months after the last date of such Subsequent Black Out Period.

Section 11.03 Dispute Resolution.

(a) In the event of a dispute between or among any two or more of the Members relating to this Agreement, such dispute shall be finally determined by arbitration conducted in Newark, New Jersey, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing or any successor body of similar function, by a panel of three (3) arbitrators selected as hereinafter described. The party desiring arbitration shall appoint an individual person as arbitrator on its behalf and give notice thereof to the other party who shall, within ten (10) business days after receipt of said notice, appoint a second individual as arbitrator on its behalf and give notice thereof to the first party. The arbitrators thus appointed shall appoint a disinterested third individual, and said three (3) arbitrators shall, as promptly as possible, determine the matter which is the subject of the arbitration. If the second arbitrator shall not timely be appointed as aforesaid, the first arbitrator shall proceed to determine the matter in dispute.

(b) If, within fifteen (15) days after the appointment of the second arbitrator, the two (2) arbitrators appointed by the parties shall be unable to agree upon the appointment of a third arbitrator, they shall give notice to the parties of such failure to agree. If the parties fail to agree upon the selection of such third arbitrator within five (5) business days after receipt of such notice from the appointed arbitrators, then within five (5) business days thereafter either of the parties upon notice to the other party may request such appointment by the American Arbitration Association (or any organization successor thereto), or in its absence, refusal, failure or inability to act, may apply to any court of competent jurisdiction to appoint such arbitrator.

(c) The majority of the arbitrators shall render their decision and award within thirty (30) days after the appointment of the third arbitrator. Such decision and award shall be in writing and shall be conclusive and binding on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment on the award may be entered in a court of competent jurisdiction.

(d) Each party shall pay (i) the fees and expenses of the original arbitrator appointed by or for such party and (ii) the fees and disbursements of its own attorneys and the expenses of its proof. The fees and expenses of the third arbitrator and all other expenses of the arbitration shall be borne equally by the parties.

Section 11.04 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey governing agreements made wholly within such State (without regard to principles of conflicts of laws).

Section 11.05 Modification. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. No waiver or modification of the provisions hereof shall be valid unless it is in writing and, except as otherwise expressly permitted by Section 11.10 below, signed by the party to be charged and then only to the extent therein set forth.

Section 11.06 Notices. All notices, demands, solicitations of consent or approval, consents and other communications permitted or required to be given hereunder shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), telecopier, or overnight air courier guaranteeing next business day delivery to the address set forth below or at such other address as any of the parties may designate in writing in conformity herewith:

(a) if to the Company, to:

WO GRAND HOTEL, LLC
350 Pleasant Valley Way
West Orange, New Jersey 07052

with a copy to all of the parties set forth in Sections 11.06(b) and 11.06(c) below.

(b) if to Wilshire, to:

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Attn: Daniel C. Pryor
Facsimile: (201) 420-6012

with a copy to:

Greenbaum, Rowe, Smith & Davis LLP
Metro Corporate Campus One
P. O. Box 5600
Woodbridge, New Jersey 07095-0988
Attn: W. Raymond Felton, Esq.
Facsimile: (732) 549-1881

(c) if to Proud Three, to:

Proud Three, LLC
c/o Herrick, Feinstein LLP
2 Penn Plaza, 11th Floor
Newark, New Jersey 07105
Attn: Daniel A. Swick, Esq.
Facsimile: (973) 274-2500

with a copy to:

Herrick, Feinstein LLP
2 Penn Plaza, 11th Floor
Newark, New Jersey 07105
Attn: Daniel A. Swick, Esq.
Facsimile: (973) 274-2500

Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

Section 11.07 Captions. The captions used herein are intended for convenience of reference only, shall not constitute any part of this Agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

Section 11.08 Construction. Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires. Any reference herein to a “business day” shall mean a day in which the New York branch of the Federal Reserve Bank is open for business during its normal hours of operation.

Section 11.09 Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 11.10 Amendments. This Agreement may only be amended by the affirmative vote of all of the Members. Any amendment made pursuant to this Section 11.10 shall become effective as of the date such amendment is approved, except that, at the option of the Members, such amendment may provide that it shall be made effective as of a later date.

Section 11.11 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, and permitted successors and assigns of the parties hereto.

Section 11.12 Separability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be deemed invalid, illegal or unenforceable in any respect, such affected provisions shall be construed and deemed rewritten so as to be enforceable to the maximum extent permitted by law, thereby implementing to the maximum extent possible, the intent of the parties hereto, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 11.13 Further Assurances. The Members shall execute and deliver such further instruments and documents and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

Section 11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

Section 11.15 Consent to Jurisdiction. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in New Jersey. The parties hereto, by execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 11.06; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WO GRAND HOTEL, LLC

By:
Name:
Title: Authorized Person

WILSHIRE ENTERPRISES, INC.

By:
Name:
Title:

PROUD THREE, LLC

By:
Name:
Title:

Exhibit A

Description of the Property

That certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Township of West Orange, County of Essex and State of New Jersey, as follows:

Beginning at a point at the intersection of the southeasterly sideline of Pleasant Valley Way with the northeasterly sideline of Kenz Terrace, said sideline of Pleasant Valley Way having been established by the Essex County Highway Department, and shown on Acquisition Map 6-E-6; thence

(1)	Northeasterly along said sideline of Pleasant Valley Way, along a curve to the right having a radius of 915.37 feet, an arc distance of 42.12 feet to a point of tangency; thence

(2)
Still along said sideline North 37 degrees 13 minutes 10 seconds East, a distance of 826.17 feet to a point on the rear line of lots fronting on Ronald Terrace, said point being 137.93 feet southwesterly from the southwesterly sideline of Ronald Terrace; thence

(3)	South 50 degrees 29 minutes 50 seconds East a distance of 99.97 feet to a point; thence

(4)	South 51 degrees 56 minutes 18 seconds East a distance of 737.40 feet to a point; thence

(5)	South 36 degrees 34 minutes 36 seconds West a distance of 501.16 feet to a point; thence

(6)	North 69 degrees 08 minutes 50 seconds West a distance of 359.64 feet to a point; thence

(7)	North 60 degrees 23 minutes 50 seconds West a distance of 367.40 feet to a point; thence

(8)	South 37 degrees 13 minutes 10 seconds West 148.55 feet to a point; thence

(9)	South 31 degrees 38 minutes 31 seconds West 35.70 feet to a point on the northwesterly sideline of Kenz Terrace; thence

(10)	North 60 degrees 23 minutes 50 seconds West 137.32 feet to a point on the southeasterly sideline of Pleasant Valley Way and the point and place of beginning.

BEING commonly known as 350 Pleasant Valley Way, West Orange, New Jersey.

BEING also known as Lot 1428 in Block 152.22 on the current tax map of the Township of West Orange.

Exhibit B

Description of the Loans and Mortgages

WEST ORANGE LOAN DOCUMENTS

1.	Commercial Mortgage Note dated April 10, 2001, executed and delivered by Hotel to The Trust Company of New Jersey (“TCNJ”) in the original principal amount of $6,900,000.00.

2.
Commercial Mortgage dated April 10, 2001, executed and delivered by Hotel to TCNJ in the original principal amount of $6,900,000.00, which was recorded in the Essex County Register’s Office on April 30, 2001 in Mortgage Book 7743 at Page 0016, et seq.

3.	Guaranty dated April 10, 2001, executed and delivered by J.T. Mase and Jeffrey Masessa to TCNJ.

4.	Uniform Commercial Code Financing Statement No. 092244, filed in the Essex County Register’s Office on April 30, 2001, and naming Hotel as the Debtor and TCNJ as the Secured Party.

5.	Uniform Commercial Code Financing Statement No. 2037223, filed with the State of New Jersey on April 19, 2001, and naming Hotel as the Debtor and TCNJ as the Secured Party.

6.
Absolute Assignment of Leases, Rentals and Profits dated April 10, 2001, executed and delivered by Hotel to TCNJ, which was recorded in the Essex County Register’s Office on April 30, 2001 in Mortgage Book 7743 at Page 0050, et seq.

7.
Note and Mortgage Modification and Extension Agreement dated October 21, 2002, made by and between TCNJ, Hotel, Jeffrey Masessa and J.T. Mase, which was recorded in the Essex County Register’s Office on October 25, 2002 in Book 452 at Page 536, et seq.

8.	Amended and Restated Commercial Mortgage Note dated June 25, 2003, executed and delivered by Hotel and Catering to TCNJ in the amount of $11,900,000.00.

9.
Commercial Mortgage dated June 25, 2003, executed and delivered by Catering to TCNJ in the original principal amount of $11,900,000.00, which was recorded in the Essex County Register’s Office on July 1, 2003 in Mortgage Book 8973 at Page 695, et seq.

10.
Mortgage Modification and Extension Agreement dated June 25, 2003, made by and between Hotel and TCNJ, which was recorded in the Essex County Register’s Office on July 1, 2003 in Book 461 at Page 22, et seq.

11.	Uniform Commercial Code Financing Statement No. 802388, filed in the Essex County Register’s Office on July 1, 2003, and naming Catering as the Debtor and TCNJ as the Secured Party.

12.	Uniform Commercial Code Financing Statement No. 21672606, filed with the State of New Jersey on July 1, 2003, and naming Catering as the Debtor and TCNJ as the Secured Party.

13.
Absolute Assignment of Leases, Rentals and Profits dated June 25, 2003, executed and delivered by Catering to TCNJ, which was recorded in the Essex County Register’s Office on July 1, 2003 in Mortgage Book 8973 at Page 725, et seq.

14.	Guaranty dated June 25, 2003, executed and delivered by J.T. Mase, Denville Nites, Inn at Rockaway, J.T. Mase Properties and Jeffrey Masessa to TCNJ.

15.
Commercial Mortgage dated June 25, 2003, executed and delivered by Denville Nites to TCNJ in the original principal amount of $11,900,000.00, which was recorded in the Morris County Clerk’s Office on June 27, 2003 in Mortgage Book 14734 at Page 117, et seq.

16.	Uniform Commercial Code Financing Statement No. 2003-107347, filed in the Morris County Clerk’s Office on June 27, 2003, and naming Denville Nites as the Debtor and TCNJ as the Secured Party.

17.	Uniform Commercial Code Financing Statement No. 2167259-0, filed with the State of New Jersey on July 1, 2003, and naming Denville Nites as the Debtor and TCNJ as the Secured Party.

18.
Absolute Assignment of Leases, Rentals and Profits dated June 25, 2003, executed and delivered by Denville Nites to TCNJ, which was recorded in the Morris County Clerk’s Office on June 27, 2003 in Mortgage Book 14734 at Page 133, et seq.

19.
Commercial Mortgage dated June 25, 2003, executed and delivered by the Inn at Rockaway to TCNJ in the original principal amount of $11,900,000.00, which was recorded in the Morris County Clerk’s Office on June 27, 2003 in Mortgage Book 14735 at Page 038, et seq.

20.	Uniform Commercial Code Financing Statement No. 2003-107384, filed in the Morris County Clerk’s Office on June 27, 2003, and naming the Inn at Rockaway as the Debtor and TCNJ as the Secured Party.

21.	Uniform Commercial Code Financing Statement No. 2167103-6, filed with the State of New Jersey on July 1, 2003, and naming the Inn at Rockaway as the Debtor and TCNJ as the Secured Party.

22.
Absolute Assignment of Leases, Rentals and Profits dated June 25, 2003, executed and delivered by the Inn at Rockaway to TCNJ, which was recorded in the Morris County Clerk’s Office on June 27, 2003 in Mortgage Book 14735 at Page 055, et seq.

Exhibit C

Definitions

As used in the Operating Agreement of WO GRAND HOTEL, LLC, the following terms shall have the following meanings:

1.
“Affiliates” means, with respect to any Person, its officers, directors, stockholders, members and managers, and any Person controlling, controlled by, or under common control with, the Person in question. The term “control” (as used in the terms “controlling”, “controlled” and “common control” means (a) holding 51% or more of the outstanding equity securities of an issuer, (b) holding 51% or more of the outstanding voting securities of an issuer, or (c) holding the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise.

2.	“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

a.
To each Member’s Capital Account there shall be credited (A) an amount equal to such Member’s Capital Investment and all additional Capital Contributions made by such Member (in the aggregate, the “Capital Contribution Amount”), (C) such Member’s distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to the Regulations, and (D) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

b.
To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to the Regulations, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

c.
In the event of a Transfer of Units in accordance with the terms of this Agreement, the transferee or assignee, if admitted as a Member, shall succeed to the Capital Account of the transferring Member to the extent it relates to the Transfer of Units; and

d.
In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

e.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations, including without limitation those Regulations relating to qualified income offset and minimum gain chargeback. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members, are computed in order to comply with such Regulations), the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article IX upon the dissolution of the Company. The Members also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.
“Capital Transaction” means any capital transaction with respect to any capital asset of the Company including: (i) any sale, exchange, condemnation (other than a temporary taking) or other disposition of all or any portion of any capital asset or any interest therein; (ii) any recovery of damages or insurance proceeds (other than rental interruption insurance) as a result of damage to or destruction of all or any portion of the improvements on a real property or other capital assets of the Company or the loss of title thereto (all to the extent not applied to the costs of repairing or replacing the assets damaged or destroyed); (iii) any financing or refinancing by debt, sale and leaseback or any other form of financing of all or any portion of any capital asset or any indebtedness or the Company; and (iv) any other transaction, the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

4.	“Class A Unit” means the interest of a Member in the Company having such rights, powers and preferences as specified in this Agreement and the Act.

5.	“Class B Unit” means the interest of a Member in the Company having such rights, powers and preferences as specified in this Agreement and the Act.

6.	“Code” means the Internal Revenue Code of 1986, as amended.

7.	“Collateral” means any and all real personal property mortgaged, pledged or otherwise encumbered to secure the Loans.

8.	“Company Minimum Gain” means the amount determined pursuant to the definition of “partnership minimum gain” set forth in Regulation Sections 1.704-2(b)(2) and 1.704- 2(d).

9.
“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that (A) with respect to any asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes and the difference is being eliminated by use of the “remedial method” defined by Section 1.704-3T(d) of the Regulations, Depreciation for such year shall be the amount of book basis recovered for such taxable year under the rule described by Section 1.704-3T(d)(2) of the Regulations; and (B) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset value using any reasonable method selected by the Members.

10.	“Encumbrances” means all liens, claims, security interests, mortgages, pledges, easements, defects in title or other encumbrances.

11.
“Governmental Body” means any court, government (federal, state, local or foreign), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

12.	“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

a.	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members.
b.
The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704- 1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Members reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

c.
The Gross Asset Value of any item of Company assets distributed to a Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Members; and

d.
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Profits” and “Net Losses”; provided that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

e.
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

13.	“Knowledge” means, with respect to any individual, the actual knowledge of such individual, and, with respect to any entity, the actual knowledge of any directors, managers or officers of such entity.

14.
“Loan Document” means each promissory note, mortgage, assignment of leases and rents, security agreement, financing statement, personal, corporate or other guaranty, pledge agreement, subordination agreement, collateral agreement, loan agreement, escrow agreement, non-disturbance agreement, agency agreement or other agreement or document, whether an original or a copy and whether or not similar to those enumerated, evidencing, securing, guarantying or otherwise documenting or giving notice of any Loan and any performance or payment obligations with respect thereto. The term “Loan Documents” shall also include each policy of title insurance, if any, insuring the lien of any deed of trust or mortgage securing the Loans and each Loan File. The term “Loan Document” shall include, without limitation, the documents set forth on Exhibit B.

15.	“Loan File” means all instrument and documents in the files of Proud Three pertaining to the Loans, including, without limitation, the Notes and any Loan Documents.

16.
“Member” and “Members” means Wilshire, Proud Three, and any Person that acquires Units after the date of this Agreement and signs a counterpart signature page or other instrument to become a part to this Agreement.

17.	“Member Nonrecourse Debt” shall have the meaning ascribed to “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).

18.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

19.
“Net Cash Flow” means all cash receipts of the Company, plus any reserves released by the Members, and the fair market value of any property received in connection therewith, in any Fiscal Year from whatever source derived (other than proceeds from borrowings or other Company indebtedness, Net Proceeds and contributions to the capital of the Company such as the aggregate Capital Contribution Amount of the Members), less payment of all the Company’s expenses, including without limitation, debt service payments (including in connection with any Member Loans) and Reserves, if any, as the Members shall elect to establish.

20.	“Net Proceeds” means, with respect to any Capital Transaction or any part thereof,

a.
the cash proceeds of any sale or other disposition of all or any part of a capital asset, less all costs and expenses of such sale or disposition, which shall include all commissions, finder fees, “points” in a loan transaction, and all other transaction fees and expenses, including due diligence, legal and accounting costs;

b.
the proceeds of any financing or refinancing, by debt, sale or lease assignment and leaseback or any other form of financing, of all or any part of any capital asset, or any obligation or debt related to a capital asset, less the aggregate cost of such capital asset and all costs and expenses thereof, including amounts paid to discharge or obtain assignments of any mortgages or debts that are being refinanced;

c.
the proceeds of insurance received by the Company with respect to damage or destruction to any capital asset (including title insurance proceeds payable to the Company), less the costs and expenses incurred in connection therewith and any amounts applied or held to be applied for restoration or repair or to be deployed to purchase a capital asset within 12 months after the date such proceeds are received by the Company;

d.
the proceeds of any award as compensation for the taking of all or any portion of a capital asset by exercise of the power of eminent domain or a transfer in lieu thereof, less the costs and expenses incurred in connection therewith and any amounts applied or held to be applied for restoration or replacement of improvements on any capital asset or to be deployed to purchase a capital asset within 12 months after the date such proceeds are received by the Company; and

e.	the proceeds of any other Capital Transaction, less all expenses incurred in connection with obtaining or collecting such proceeds in all cases.

The foregoing amounts shall be reduced by: (i) the amount required to pay the matured or fixed debts, liabilities and expenses of the Company (including, without limitation, all Member Loans), and (ii) such Realized and Unrealized Losses, and Reserves, if any, as the Members shall elect to establish from such proceeds.

21.
“Net Profits” or “Net Losses” shall mean an amount equal to the Company’s taxable income or loss for any taxable year, determined in accordance with code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

a.
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

b.
Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” or “Net Losses” shall be subtracted from such taxable income or loss;

c.
In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (a) or (b) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

d.
Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

e.
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation of such taxable year, computed in accordance with the definition of “Depreciation;”

f.
To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than a complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

g.	Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to the Regulations shall not be taken into account in computing Net Profits or Net Losses.
h.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to the Regulations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

22.	“Nonrecourse Deductions” shall have the meaning set forth in Regulation §1.704-2(b)(1).

23.	“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

24.
“Notes” means those certain promissory notes as set forth in Exhibit B, evidencing the original principal indebtedness with respect to the Loans, together with all amendments, modification and renewals thereof.

25.
“Obligor” means the make and co-maker of any Note and any guarantor, surety or other primary, secondary or other party obligated with respect to the Loans or any performance or payment obligation in connection therewith, and any other party who has granted Collateral for or whose property or any part thereof is subject to any encumbrance securing the Loans or any performance or payment obligation in connection therewith.

26.	“Permitted Encumbrances” means those Encumbrances on the Property set forth on Exhibit J attached hereto.

27.	“Person” means an individual, partnership, corporation, trust, unincorporated organization or other entity.

28.
“Realized and Unrealized Losses” means amounts determined by the Members, at the time of any distribution of Net Cash Flow, or Net Proceeds to reflect realized losses incurred by the Company with respect to capital assets previously sold or otherwise disposed of by the Company and/or unrealized losses incurred by the Company with respect to capital assets held by the Company at the time of such determination.

29.	“Regulation” means the income tax regulations promulgated from time to time by the U.S. Department of the Treasury.

30.
“Reserves” means the aggregate amount of reserves that the Managing Member determines to establish from time to time for future expenses of operating the Company or liabilities in connection therewith as of the applicable date of determination.

31.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any tax.

32.	“Unit” means a Class A Unit, a Class B Unit, or any other class of unit designated and authorized by the Members.

Exhibit D

Certificate of Formation

Exhibit E

Bargain and Sale Deed with Covenants Against Grantor’s Acts

Exhibit F

Assignment of the Loans and Loan Documents

N/A

Exhibit G

General Assignment and Bill of Sale

Exhibit H

Allonge to the Notes

Exhibit I

Assignment of Mortgages

Exhibit J

Permitted Encumbrances